Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter and Fiscal Year Ended June 30, 2020

August 11, 2020

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2020 fourth quarter and year-end financial results.  I am Gary Dvorchak, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our executive vice president.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Mike will begin with a review of business overview for the quarter.  Then, Stephen will provide a detailed segment report. After that, Yifan will continue with a review of financial results for the quarter and fiscal year and provide guidance for the next quarter. Then, we will have the question-and-answer session.

The earnings release was distributed by business wire today, August 11, 2020, after the close of market. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the call over to our CEO, Mike, to provide an overview of our business.

Mike Chang (Chief Executive Officer)

Before we discuss our fourth quarter results, I want to briefly address the COVID-19 situation, which continues to impact families, businesses and markets across the globe. I want to thank our employees for staying resilient and being flexible as we navigate this new working environment.  Our primary focus is to ensure the safety and well-being of all our employees and their families. Meanwhile, we continue to work closely with customers to support them in every way we can during this challenging time.

Now, some key highlights of the June quarter.  Solid execution enabled us to deliver results ahead of expectations.  Fueled by our product strength and growing customer penetration, revenue of $122 million was up 9% year-over-year and above the high end of our guidance range.  Coupled with tightly controlled operating expenses, this resulted in non-GAAP earnings per share that exceeded the consensus.  Our core business generated solid operating cash flow of $20 million and free cash flow of $11 million.  Yifan will provide details of our June quarter results later on the call.

The favorable financial results were driven by high demand in certain segments and solid operating execution. Shipments rebounded for our products in Computing and Gaming applications, driven by the recent shift to a “work, learn and entertain from home” environment. We also focused on our cost structure and prudently managed our expenses.  We reduced non-essential spending and benefitted from travel bans, while still pursuing strategic and critical R&D projects to expand our market reach.

The strong fourth quarter capped a solid fiscal year.  This is very encouraging, given the backdrop of COVID-19 pandemic, heightened trade tension between U.S. and China, and global economic uncertainty.  Our results demonstrate the strength of our business strategy, diversified product portfolio and expanded customer base.

Next, I will discuss our strategic plan to further strengthen the foundation to achieve our longer-term objectives.

First, our JV fab in Chongqing.  As part of our strategic plan, we built this fab to fulfill growing customer demand.  Indeed, during this quarter, the JV fab made a major contribution to capture surging demand.  Even though the COVID-19 pandemic has slowed ramp-up production, we were able to make persistent progress.  Importantly, these efforts allowed the JV to achieve positive EBITDAS for the June quarter.  We expect to approach our target run rate by this time next year.

Second, our focused R&D is driving broader and better product innovation.  As a solution provider, we are able to deepen our relationships with customers, becoming their trusted strategic partner.  As such, our new products are driving growth primarily by expanding our BOM content in core applications.  The design of our products--especially our Power IC solutions-- into an upcoming gaming system and a new PC graphics card demonstrates the opportunities created when we secure trust and confidence from our customers.

In looking back on the fiscal year, we are pleased with our accomplishments.  The power semiconductor industry is a large market and we are making significant progress to capture opportunities and increase market share.  We also recognize that conditions are still fragile.  Economic conditions could change at any moment due to factors beyond our control, including the COVID-19 pandemic resurgence.  Because of this, we continue to operate cautiously and take prudent actions, even as we identify and seize new opportunities.

I would like to thank our customers, business partners and shareholders for their continued support and confidence in AOS. I especially want to acknowledge our employees, as our success could not have been possible without their hard work, dedication and sacrifice in the past year.

Now, I will turn the call over to Stephen for a detailed segment report.

Stephen Chang (Executive Vice President)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 40.2% of our total revenue in the June quarter. Revenue was up 4.1% sequentially and flat year-over-year. While sell-in was OK, sell-through was quite dramatic.  Many customers that had paused production in the first calendar quarter were catching up in the June quarter.  End demand is strong, and we were able to meet it with ramping supply from our JV fab.  With so many people around the world working, creating and learning from home, PCs have become even more indispensable.  Because we did not shut down fully in the March quarter, we were able to meet this resurgence in demand.  Going forward, we continue to optimize our production mix to satisfy the anticipated high demand for PC-related products.  We are especially excited about the ramp of our high performance DrMOS and digital power solutions in some key customers’ upcoming graphics card platforms.  We expect Computing revenue to be strong in the September quarter, with mid-teens sequential growth.

Now turning to the Consumer segment, it represented 22.5% of total revenue in the June quarter.  Revenue increased 37.5% sequentially and was up 31.7% year-over-year.  COVID-driven home-sheltering boosted sales of gaming, TVs and Home Appliances, enabling those segments to achieve healthy growth.  Gaming was up significantly sequentially and is expected to grow rapidly.  We have multiple sockets across multiple products—Power IC and MOSFET-- in an upcoming gaming system that is expected to launch in the second half of 2020.  Looking to the September quarter, we anticipate strong double-digit growth in the Consumer segment, driven by home entertainment – gaming and TVs.

I want to note that Power IC is regaining traction.  Since 2018, we re-aligned our Power IC product line by focusing on our core competencies of proprietary MOSFET technology, advanced packaging and intelligent ICs ideally suited for the application.  We chose to go after high volume applications within the Computing and Consumer segments given our established MOSFET business.  As a result, today, our multi-chip package products deliver the small size and high efficiency required in the latest gaming and graphics card platforms, as you can see in recent Computing and Consumer design wins.

Now let’s discuss the Power Supply and Industrial Segment. It accounted for 19.4% of total revenue, up 24.2% sequentially and up 3% year-over-year.  After a pause in the March quarter, this segment rebounded in the June quarter, driven by higher demand for adapters used for PCs and gaming systems.  Our AC-DC power supply business was up significantly versus the March quarter, tracking the surge in PC sales.  Demand was good in medium and high voltage products.  Once again, we were able to meet high voltage demand with supply from our JV fab.  We expect this segment to be down somewhat in the September quarter, due to a bit softer demand for quick chargers and DC Fan.

Finally, let’s move to the Communications segment, which was 16.2% of total revenue in the quarter, up 3% sequentially and up 16.1% year-over-year.  Telecom drove the growth, although over time we expect unevenness as the 5G rollout advances.  Meanwhile, the smartphone market was subdued.  One large customer slowed production in the June quarter, so our battery protection line was down slightly sequentially.  Looking to the September quarter, this segment appears to be resuming growth across all our core customers.  We expect the Communications segment to be up single digits sequentially in the September quarter.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter financial results and our outlook.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the June quarter was $122.4 million, up 14.5% from the prior quarter and up 9.4% from the same quarter last year.

In terms of product mix, MOSFET revenue was $100.0 million, up 11.2% sequentially and up 3.8% year-over-year.  Power IC revenue was $20.3 million, up 29.2% from the prior quarter and up 47.1% from a year ago.  As Stephen discussed earlier, this is a welcome reversal for our Power IC product line, the result of our focus on regaining traction with new and better solutions.  Assembly service revenue was $2.1 million as compared to $1.3 million last quarter and $1.7 million for the same quarter last year.

For the fiscal year 2020, revenue was $464.9 million, up 3.1% from fiscal year 2019.

Non-GAAP gross margin for the June quarter was 27.5%, flat with the prior quarter and up slightly from 27.4% for the same quarter last year.  Non-GAAP gross margin excluded $0.3 million of share-based compensation charges for the June quarter, as compared to $0.4 million for the prior quarter and for the same quarter last year.  Non-GAAP gross margin also excluded $4.4 million of production ramp-up costs related to the JV Company for the June quarter, as compared to $6.6 million for the prior quarter and $2.6 million for the same quarter last year.

For the fiscal year 2020, non-GAAP gross margin was 27.9% as compared to 28.4% for the prior year.

Non-GAAP operating expenses for the June quarter were $25.3 million, compared to $25.8 million for the prior quarter and $22.6 million for the same quarter last year.  Non-GAAP operating expenses for the quarter excluded $2.4 million of share-based compensation charges and $2.6 million of legal expenses related to the government investigation.  This compares to $2.5 million of share-based compensation charges, $2.1 million of legal expenses related to the investigation and $0.6 million impairment charge related to an investment in a privately held start-up company for the prior quarter, as well as $2.1 million of share-based compensation charges and $3.9 million of pre-production expenses related to the JV Company for the same quarter last year.  Both GAAP and Non-GAAP operating expenses included $3.0 million of digital power team expenses for the quarter, as compared to $3.1 million for the prior quarter and $2.3 million for the same quarter last year.  In July, we made the first shipment of our digital power product.

Non-GAAP operating expenses for the fiscal year 2020 were $102.5 million, compared to $95.3 million for the prior year.  Non-GAAP operating expenses excluded $8.9 million of share-based compensation charges, $4.7 million of legal expenses related to the investigation, and $0.6 million for an impairment charge in the current fiscal year, as compared to $11.2 million of share-based compensation charges and $15.8 million of pre-production expenses related to our JV Company in the prior fiscal year.

Income tax expense for the quarter was $0.4 million, compared to a tax benefit of $1.0 million for the prior quarter and $0.6 million for the same quarter last year.  The tax benefit in the prior quarter was primarily driven by relief from the CARES Act.

Income tax expense for the fiscal year was $0.3 million, compared to $1.3 million for the previous fiscal year.

Non-GAAP EPS attributable to AOS for the quarter was 29 cents per share as compared to 11 cents for the prior quarter and 35 cents for the same quarter last year.

Non-GAAP EPS attributable to AOS for the fiscal year was $0.88 as compared to $1.23 for the prior fiscal year.

AOS continued to generate positive operating cash flow.  AOS on a stand-alone basis generated $20.2 million of operating cash flow in the June quarter, as compared to $29.5 million in the prior quarter and $15.2 million in the same quarter last year.  Cash flow provided by operations attributable to the JV Company was $20.1 million in the June quarter primarily due to a refund of the accumulated value-added tax paid previously.   Cash flow used by the JV Company in the prior quarter and the same quarter last year was $15.2 million and $6.9 million, respectively.

Cash flow from operations attributable to AOS for the fiscal year was $58.0 million as compared to $65.3 million for the prior year.  Cash flow provided by operations attributable to the JV Company was $4.4 million for the year, compared to $33.9 million of cash flow used in the prior year.

Consolidated EBITDAS for the June quarter was $14.9 million, compared to $8.8 million for the prior quarter and $14.2 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $12.0 million as compared to $6.5 million for the prior quarter and $15.1 million for the same quarter last year.  The JV Company achieved its first positive quarterly EBITDAS of $1.1 million in the June quarter, as compared to negative $1.1 million for the prior quarter and negative $5.6 million for the same quarter last year.

Consolidated EBITDAS for the fiscal year was $52.0 million as compared to $55.0 million in the fiscal year 2019.  EBITDAS attributable to AOS for the year was $44.8 million as compared to $61.0 million a year ago.

Now let’s look at the balance sheet.

We completed the June quarter with cash balance of $158.5 million, including $110.3 million at AOS and $48.2 million at the JV Company.  This compares to $110.2 million at the end of last quarter, which included $99.5 million at AOS and $10.7 million at the JV Company.  Our cash balance a year ago was $121.9 million, including $100.7 million at AOS and $21.2 million at the JV Company.

The bank borrowing balance at the end of June was $173.4 million, including $32.7 million at AOS and $140.7 million at the JV Company.  During the June quarter, the JV Company borrowed a total of $47.1 million.  AOS and the JV Company repaid $2.1 million and $25.4 million of existing loans, respectively.

Net trade receivables were $13.3 million at the end of the June quarter, as compared to $17.5 million at the end of the prior quarter and $24.3 million for the same quarter last year.  Days Sales Outstanding for the quarter were 18 days, compared to 22 days in the prior quarter.

Net inventory was $135.5 million at the quarter-end, up from $127.4 million last quarter and up from $111.6 million in the prior year.  Average days in inventory was 127 days for the quarter, compared to 131 days in the prior quarter.

Net Property, Plant and Equipment was $412.3 million, flat compared to the prior quarter and up from $409.7 million last year.  Capital expenditures were $13.2 million for the quarter, including $9.0 million at AOS and $4.2 million at the JV Company.

With that, now I would like to discuss the guidance for the next quarter.

We expect:
-	Revenue to be between $134 million and $138 million.
-
GAAP gross margin to be 26.0% plus or minus 1%.  We anticipate non-GAAP gross margin to be 27.7% plus or minus 1%.  Note that non-GAAP gross margin excludes $0.4 million of estimated share-based compensation charges and $2.0 million of estimated production ramp-up costs relating to the JV Company.

-
GAAP operating expenses to be in the range of $32.8 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $27.8 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.2 million to $3.5 million of estimated expenses related to the development of our digital power business.  Non-GAAP operating expenses exclude $2.5 of estimated legal expenses related to the government investigation and $2.5 million of estimated share-based compensation charges.

-	Income tax expense to be approximately $0.5 million to $0.7 million.

-
Loss attributable to non-controlling interests to be around $1.2 million.  On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV company, this item is expected to be approximately $0.2 million.

As part of our normal practice, we are not obliged to update this information.
With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

 Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding market segments and impact of COVID-19 pandemic on market demand; expectation with respect to  ramp up activities and Phase 1 target run rate at the Chongqing Joint Venture and timeline for production and operation; our ability and strategy to develop new products; projected mid-term annual revenue target; our ability to obtain debt financing and working capital loans; expectation with respect to our digital power business; seasonality fluctuation in customer demand and market segments; the execution of our business plan; international trade tension and geopolitical environment; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed by AOS on August 23, 2019. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.